INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference to the Fund's Annual Report to shareholders as of December 31, 2001 in the Statement of Additional Information in Post-Effective Amendment No. 48 to the Registration Statement (No. 2-34277) being filed under the Securities Act of 1933 (No. 28 under the Investment Company Act of 1940) on Form N-1A by Stralem Fund of our report dated January 25, 2002 on our audit of the statement of assets and liabilities, including the portfolio of investments in securities, of Stralem Fund comprising the Stralem Fund and the Stralem Equity Fund as of December 31, 2001 and as it relates to the Stralem Fund Series, the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the condensed financial information for each of the years in the five-year period then ended appearing in the Prospectus. Our report also relates to our audit of the Stralem Equity Fund series statements of operations, changes in net assets and the condensed financial information for the year ended December 31, 2001 and for the period January 18, 2000 (inception) through December 31, 2000. Such condensed financial information appears in the financial highlights section of the Prospectus. We also consent to the reference to Richard A. Eisner & Company, LLP in the sections "Financial Highlights", "Additional Information About the Fund" and "Financial Statements".

/s/ Richard A. Eisner & Company, LLP
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New York, New York
April 30, 2002